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As filed with the Securities and Exchange Commission on February 5, 2004

Registration No. 333-93285

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
Under
The Securities Act of 1933

LATTICE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		93-0835214 (I.R.S. Employer Identification Number)
5555 N.E. Moore Court Hillsboro, Oregon 97124-6421 (503) 268-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Stephen A. Skaggs
President
Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

DEREGISTRATION OF SECURITIES

        On December 21, 1999, Lattice Semiconductor Corporation (the "Company") filed a registration statement on Form S-3 (No. 333-93285) (the "Registration Statement") which registered for resale from time to time $260,000,000 aggregate principal amount of 4 3/4% convertible subordinated notes (the "Notes") and 12,548,262 shares of common stock (as adjusted for a subsequent stock split) issuable upon conversion of the Notes (together, the "Securities"). The Registration Statement was declared effective by the Securities and Exchange Commission (the "Commission") on February 8, 2000.

        The Company repurchased various quantities of the Notes from time to time after their issuance. On July 21, 2003, the Company repurchased all of the remaining outstanding Notes. None of the Notes were ever converted into shares of the Company's common stock.

        In accordance with the undertaking contained in the Registration Statement pursuant to item 512(a)(3) of Regulation S-K, the Company respectfully requests that the Commission remove from registration the Securities, as none of the Securities remain outstanding.

        Accordingly, the Company hereby de-registers the Securities.

        [The remainder of this page is intentionally left blank.]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on February 5, 2004.

LATTICE SEMICONDUCTOR CORPORATION
By:	/s/ STEPHEN A. SKAGGS Stephen A. Skaggs President and Secretary

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* Cyrus Y. Tsui	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	February 5, 2004
/s/ STEPHEN A. SKAGGS Stephen A. Skaggs	President and Secretary	February 5, 2004
/s/ JAN JOHANNESSEN Jan Johannessen	Corporate Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Assistant Secretary	February 5, 2004
* Mark O. Hatfield	Director	February 5, 2004
* Daniel S. Hauer	Director	February 5, 2004
Soo Boon Koh	Director

* Harry A. Merlo	Director	February 5, 2004
* Larry W. Sonsini	Director	February 5, 2004
*By:	/s/ STEPHEN A. SKAGGS Stephen A. Skaggs Attorney-In-Fact

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DEREGISTRATION OF SECURITIES
SIGNATURES